Exhibit T3E

Rate Change Announcement

Update to BlockFi Interest Account (BIA) Rates

We continually set rates based on market dynamics for lending and borrowing. Our goal is to practice sound risk management and maintain earning opportunities for you with our BlockFi Interest Account (BIA).***

On June 1, 2022, we’re updating our rates for AVAX, DAI, DOT, LINK, LTC, PAXG, MATIC, SOL and UNI in the BIA. All tiers and the majority of rates will remain the same for crypto assets, including BTC, ETH, Stablecoins (excluding DAI), and DOGE.

All rates displayed on the BlockFi rates page are current; We’ll make the following adjustments starting June 1, 2022:

DAI Updates [All Clients]

Stablecoins	New Amount	New APY*	Current Amount	Current APY*
Tier 1	—	6%	0 - 20,000	7%
Tier 2	—	4%	>20,000 - 2,000,000	5%
Tier 3	—	3.5%	>2,000,000	4%

LINK Updates [All Clients]

LINK	New Amount	New APY*	Current Amount	Current APY*
Tier 1	—	1%	0 - 100	3%
Tier 2	—	0.2%	>100 - 500	0.5%

Litecoin Updates [All Clients] [For U.S. Clients BIAs are held at BlockFi Inc. For Non-U.S. Clients, BIAs are held at BlockFi International.]

LTC (US only)	New Amount	New APY*	Current Amount	Current APY*
Tier 1	—	2%	0 - 20	3.75%
Tier 2	—	1%	>20 - 100	1.25%

LTC (Non-US)	New Amount	New APY*	Current Amount	Current APY*
Tier 1	—	2%	0 - 20	3.5%

PAXG Updates [All Clients]

PAXG	New Amount	New APY*	Current Amount	Current APY*
Tier 1	—	1%	0 - 1.5	3.25%

UNI Updates [All Clients]

UNI	New Amount	New APY*	Current Amount	Current APY*
Tier 1	—	1%	0 - 100	3.25%

AVAX** Updates [Non-US Clients ONLY; BIAs held at BlockFi International Ltd.]

AVAX	New Amount	New APY*	Current Amount	Current APY*
Tier 1	—	5%	No Limit	10%

DOT** Updates [Non-US Clients ONLY; BIAs held at BlockFi International Ltd.]

DOT	New Amount	New APY*	Current Amount	Current APY*
Tier 1	—	15%	No Limit	9.5%

MATIC** Updates [Non-US Clients ONLY; BIAs held at BlockFi International Ltd.]

MATIC	New Amount	New APY*	Current Amount	Current APY*
Tier 1	—	5%	No Limit	11%

Solana** Updates [Non-US Clients ONLY; BIAs held at BlockFi International Ltd.]

SOL	New Amount	New APY*	Current Amount	Current APY*
Tier 1	—	5%	No Limit	10%

Background on Rate Updates

We set rates for the BlockFi Interest Account (BIA) by balancing prudent risk management principles amid shifting market conditions. Rates on cryptoassets held in BIA are primarily driven by demand of institutional investors for borrowing these assets.

These adjustments are part of our ongoing mission to deliver high-quality, long-term service for you while expanding our innovative product offerings in a competitive and scalable way. Throughout our history, we have maintained rewarding crypto interest yields even as cryptoasset prices fluctuate dramatically. As our track record shows, rates may rise or fall, but BlockFi always remains committed to supporting your financial goals.

And if you have any additional questions about our rates, products, or services, please submit a support ticket here and we’ll be happy to help.

***

The BIAs have not been registered under the Securities Act of 1933 and, unless otherwise exempt from those registration requirements, may not be offered or sold in the United States, to U.S. persons, for the account or benefit of a U.S. person or in any jurisdiction in which such offer would be prohibited.

**	AVAX, DOT, MATIC and SOLANA will not be offered in the U.S. or to U.S. clients.
*

APYs reflect effective yield based on monthly compounding. Actual yield will vary based on account activity and compliance with BlockFi’s terms and conditions. Rates are largely dictated by market conditions, which are a key factor in BlockFi’s ability to provide our clients yield on their crypto assets. For more information, please see BlockFi’s Terms of Service.

Disclaimer: Nothing contained in this announcement should be construed as a solicitation of an offer to buy or offer, or recommendation, to acquire or dispose of any security, commodity, investment or to engage in any other transaction. The information provided in this announcement is not intended for distribution to, or use by, any person or entity in any jurisdiction or country where such distribution or use would be contrary to law or regulation. This announcement is not directed to any person in any jurisdiction where the publication or availability of the announcement is prohibited, by reason of that person’s nationality, residence or otherwise.

Neither BlockFi nor any of its affiliates or representatives provide legal, tax or accounting advice. You should consult your legal and/or tax advisors before making any financial decisions.

Digital currency is not legal tender, is not backed by the government, and crypto interest accounts are not subject to FDIC or SIPC protections.

BlockFi International Ltd. is licensed to conduct digital asset business by the Bermuda Monetary Authority.